Exhibit (10.14)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

EXCEL RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:	<Participant Name>
Grant Date:	April 1, 2016
Number of RSUs:	<Number of RSUs>

Vesting Schedule:

Vesting Date	Percentage Vesting
April 1, 2016	100%

These Restricted Stock Units (RSUs) are being granted to you by Eastman Kodak Company (Kodak) in payment of your 2015 EXCEL award.  The RSUs are granted under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), which is hereby incorporated by reference, and the RSUs are subject to all of the terms of the Plan.  You may not sell, assign, pledge, encumber or otherwise transfer the RSUs in any manner.

The RSUs are fully vested on the date of the grant, and will be paid to you within approximately 30 days thereafter. You will not have the rights of a Kodak shareholder with respect to the shares issued to you in payment of your RSUs until the shares are actually issued and delivered to you.

For countries outside the United States, the RSUs may be subject to applicable local laws, which may limit, qualify or supplement the terms set forth herein, including how the applicable tax withholdings associated with the grant and payment of your RSUs are satisfied.  In addition, if you are located in a country outside the United States, you may be subject to foreign asset reporting, repatriation or other obligations under the laws of the country in which you reside, and you are advised to consult with your individual advisor as to what, if any, obligations apply to you as a result of the receipt or payment of your RSUs, or the sale of the Kodak shares received by you.

Data Privacy:

By accepting the RSUs, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the RSUs,

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as well as with any third-party engaged by the Company to administer the Plan and the RSUs granted under the Plan.

By accepting the RSUs, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

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April 1, 2016 Award Agreement